EXHIBIT 99.1

Company Contacts:

Robert J. Lollini

Betsy Truax

President & CEO	Investor Relations Consultant
(801) 975-1191	(801) 975-1191, ext. 411
www.iomed.com	info@iomed.com

IOMED Reports First Quarter Fiscal 2006 Results

EPS of $0.04 and Operating Cash Flow of $544,000

Salt Lake City, UT (November 1, 2005) — IOMED, Inc. (AMX:IOX) today reported financial results for the first quarter of fiscal 2006, which ended September 30, 2005. First quarter earnings per diluted share were $0.04 and cash flow from operations was $544,000.

First Quarter Results

For the quarter ended September 30, 2005, sales were $2,828,000 compared with $3,017,000 a year ago.  Lower product sales were primarily a result of a reduction in average selling prices stemming from a shift in sales to national distributors. Gross margin for the first quarter of fiscal 2006 was 61% versus 62% a year ago.

Total operating expenses of $1,490,000 decreased 4% from the prior-year quarter. This reduction was due primarily to lower facility costs.

IOMED reported net income of $288,000, or $0.04 per diluted share, for the first quarter of fiscal 2006 compared with net income of $326,000, or $0.04 per diluted share, for the first quarter of fiscal 2005. Pursuant to new accounting rules which became effective for the company beginning this quarter, net income in the current period was impacted by a non-cash charge of $35,000 related to compensation expense associated with previously granted stock options.

The Company generated operating cash flow of $544,000 for the first quarter of fiscal 2006. Total net cash flow was $634,000.  As of September 30, 2005, working capital increased 6% to $9.6 million, long-term debt decreased 13% to $728,000 and total equity increased 5% to $10.3 million. Cash and cash equivalents were $8.9 million.

Management Comments

 “We are pleased with our success in managing expenses during the quarter and the positive effects on net income and operating cash flow,” said Robert J. Lollini, President and CEO. “Net income grew by over $250,000 from the fourth quarter of fiscal 2005 to the first quarter of fiscal 2006. Improvements in operating efficiencies continue to result in significant contributions to net income and operating cash flow. As sales stabilize in fiscal 2006, we expect these operating efficiencies to enable us to build cash and equity, while continuing to fund new product and market development.”

IOMED is a leader in developing, manufacturing and marketing active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a provider of quality, innovative non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by expanding its product line, distributing new products, developing strategic partnerships, and through acquisitions. To find out more about IOMED, Inc. (AMX:IOX), visit our website at www.iomed.com.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED’s beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED’s filings with the Securities Exchange Commission, including Forms 10-K, 10-Q and 8-K.

—TABLES FOLLOW—

INCOME STATEMENTS

	Three Months Ended September 30,
	2005	2004
	(unaudited)
Product sales	$2,828,000	$3,017,000
Cost of products sold	1,111,000	1,144,000
Gross profit	1,717,000	1,873,000

Operating costs and expenses:
Selling, general and administrative	1,267,000	1,284,000
Research and product development	223,000	266,000
Total operating costs and expenses	1,490,000	1,550,000

Operating income	227,000	323,000

Other income (expense):
Interest expense	(23,000)	(36,000)
Interest income and other, net	84,000	39,000

Net income	$288,000	$326,000

Income per share:
Basic	$0.04	$0.05
Diluted	$0.04	$0.04

Shares used in the computation of income per share:
Basic	6,677,000	6,585,000
Diluted	7,792,000	7,648,000

Consolidated Balance Sheet

	September 30, 2005	June 30, 2005
	(unaudited)	(audited)
Cash and cash equivalents	$8,927,000	$8,293,000
Working capital, net	$9,576,000	$9,032,000
Restricted cash	$509,000	$585,000
Total assets	$12,573,000	$12,538,000
Long-term obligations	$728,000	$836,000
Accumulated deficit	$(31,444,000)	$(31,732,000)
Shareholders’ equity	$10,345,000	$9,868,000

STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,
	2005	2004
	(unaudited)
Cash flows from operating activities
Net income	$288,000	$326,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	99,000	223,000
Other non-cash charges	35,000	—
Changes in operating assets and liabilities:
Accounts receivable	308,000	194,000
Inventories	105,000	133,000
Prepaid expenses	11,000	(79,000)
Trade accounts payable	29,000	(154,000)
Other accrued liabilities	(331,000)	167,000
Net cash provided by operating activities	544,000	810,000

Cash flows from investing activities
Net purchases of equipment and furniture	—	(8,000)

Cash flows from financing activities
Change in restricted cash balance	76,000	86,000
Proceeds from issuance of common shares	154,000	—
Payments on long-term obligations	(140,000)	(164,000)
Net cash provided by (used in) financing activities	90,000	(78,000)

Net increase in cash and cash equivalents	634,000	724,000

Cash and cash equivalents at beginning of period	8,293,000	7,338,000

Cash and cash equivalents at end of period	$8,927,000	$8,062,000

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